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CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 11/Amendment No. 428 to Registration Statement File Nos. 033-74174/811-08306 on Form N-4 of our report dated April 13, 2018, relating to the consolidated financial statements of Metropolitan Tower Life Insurance Company and subsidiaries (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph related to Metropolitan Tower Life Insurance Company and subsidiaries being a member of a controlled group) appearing in the Statement of Additional Information Supplement, which is part of such Registration Statement, and to the reference to us under the heading "Independent Auditors" also in such Statement of Additional Information Supplement.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 27, 2018